Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 7, 2015
Registration Statement No. 333-187614-03

*PXG DETAILS* $1bln BMWLT 2015-1 (Auto Lease)

Joint Leads	:	J.P. Morgan (struc), RBS, SocGen
Co-Managers	:	GS, MUFG

CLS	$AMT(MM)	MDY/F	WAL	E.FNL	L.FNL	PXD	YLD	CPN	$PX
A-1	164.000	P-1/F1+	0.29	08/15	01/16	0.23%	0.230	0.23	100.00000
A-2a	200.000	Aaa/AAA	1.21	09/16	02/17	EDSF+34	0.863	0.86	99.99824
A-2b	200.000	Aaa/AAA	1.21	09/16	02/17	1ML+32			100.00000
A-3	357.000	Aaa/AAA	2.04	05/17	12/17	IS+40	1.253	1.24	99.98042
A-4	79.000	Aaa/AAA	2.40	06/17	06/18	IS+37	1.348	1.34	99.99002

Expected Pricing		:	Priced	Registration	:	SEC Registered
Expected Settle		:	01/14/15	Expected Ratings	:	Moody's/Fitch
First Payment		:	02/20/15	Min Denoms	:	$1k by $1k
Ticker		:	BMWLT 2015-1	Pricing Speed	:	100% PPC to Maturity
CUSIPs:	A-1	:	05580PAA9	Bill & Deliver	:	J.P. Morgan
	A-2a	:	05580PAB7
	A-2b	:	05580PAC5
	A-3	:	05580PAD3
	A-4	:	05580PAE1

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-866-669-7629.